UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 4, 2009

Western Goldfields Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ontario

(State or Other Jurisdiction of Incorporation)

000-52757	98-0544546
(Commission File Number)	(IRS Employer Identification No.)

Royal Bank Plaza, South Tower, 200 Bay Street, Suite 3120, P.O. Box 167, Toronto, Ontario, Canada	M4W 3E2
(Address of Principal Executive Offices)	(Zip Code)

(416) 324 6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On March 4, 2009 Western Goldfields Inc. (the “Company” or “Western Goldfields”) and New Gold Inc. (“New Gold”) entered into a definitive business combination agreement dated as of March 3, 2009 (the “Agreement”) for the purpose of combining the ownership of their respective businesses.  Under the terms of the Agreement, New Gold will acquire by way of a plan of arrangement all of the outstanding common shares of Western Goldfields on the basis of one New Gold common share and CDN$0.0001 in cash for each common share of Western Goldfields (the "Transaction").  Upon completion of the Transaction, New Gold will have approximately 348 million shares outstanding (436 million fully-diluted).

The board of directors of both companies have received fairness opinions with respect to the Transaction consideration and are recommending approval of the Transaction by their respective shareholders.  The board of directors of each of the Company and of New Gold have unanimously supported the Transaction.  The directors and officers of Western Goldfields holding an aggregate of 6.2% of the outstanding Western Goldfields common shares and directors, officers and a shareholder holding an aggregate of 10.7% of the outstanding New Gold common shares have agreed to support the Transaction by entering into agreements to vote in favor of the Transaction.

The Transaction is subject to regulatory approvals, court approval and obtaining a minimum two-thirds approval of those shares voted at a special meeting of the shareholders of Western Goldfields and majority approval at a special meeting of the shareholders of New Gold.  The Transaction has been structured as a plan of arrangement under the Business Corporations Act (Ontario).  The parties expect to complete and mail the joint information circular in April 2009 and plan to hold the special meetings in May 2009.  The Transaction is expected to close at the end of May 2009.

The Agreement includes a commitment by each of New Gold and Western Goldfields not to solicit alternative transactions to the proposed Transaction.  In certain circumstances, if a party terminates the definitive agreement to enter into an agreement to effect an acquisition proposal that is different from the Transaction, then such party is obligated to pay to the other party, as a termination payment, an aggregate amount equal to CDN$8.8 million. Each party has also been provided with certain other rights, representations and warranties and covenants customary for a transaction of this nature, and each party has the right to match competing offers made to the other party.  All in-the-money options to acquire common shares of Western Goldfields held by officers and directors of Western Goldfields shall be exercised or surrendered prior to the effective time of the Transaction.

At the effective time of the Transaction, (i) each outstanding common share of Western Goldfields, held by a non-dissenting shareholder (and other shareholders who have elected and qualify to transfer shares of a holding company which owns shares of Western Goldfields, in accordance with the Agreement), shall be transferred to New Gold in consideration for one New Gold common share and CDN$0.0001, (ii) each outstanding Western Goldfields option shall be exchanged for a New Gold option with the same terms and conditions as such Western Goldfields option except that it shall be exercisable for New Gold common shares, (iii) except in certain circumstances, each Western Goldfields warrant shall be exchange for a warrant issued by New Gold which shall have the same terms and conditions as such Western Goldfields warrant except that it shall be exercisable for New Gold common shares and (iv) each common share of Western Goldfields held by a dissenting shareholder shall be transferred to New Gold in consideration for the right to receive an amount determined in accordance with the Agreement and the Ontario Business Corporations Act (Ontario).

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01.                      Other Events.

On March 4, 2009, Western Goldfields Inc. delivered, in connection with the business combination agreement between New Gold Inc. and Western Goldfields Inc., a disclosure memorandum to New Gold Inc., attached hereto as Exhibit 99.2, which is incorporated by reference herein.

On March 4, 2009, New Gold Inc. delivered, in connection with the business combination agreement between New Gold Inc. and Western Goldfields Inc., a disclosure memorandum to Western Goldfields Inc., attached hereto as Exhibit 99.3, which is incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Business Combination Agreement between New Gold Inc. and Western Goldfields Inc. dated as ofMarch 3, 2009.
99.2           Western Goldfields Disclosure Memorandum dated as of March 3, 2009.
99.3           New Gold Disclosure Memorandum dated as of March 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Goldfields Inc.

Date: March 10, 2009	By:	/s/ Brian Penny
Name: Brian Penny
Title: Chief Financial Officer